News Release

International Paper Reports First Quarter 2016 Earnings
Strong Performance from North American Industrial Packaging
Global Papers Businesses Improving

MEMPHIS, Tenn. – April 27, 2016 – International Paper (NYSE: IP) today reported first quarter 2016 net earnings attributable to International Paper of $334 million ($0.81 per share) compared with net earnings of $178 million ($0.43 per share) in the fourth quarter of 2015 and net earnings of $313 million ($0.74 per share) in the first quarter of 2015. Net earnings in all periods include the impact of special items, if any, non-operating pension expense and discontinued operations.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2016	Fourth Quarter 2015	First Quarter 2015
Net Earnings	$0.81	$0.43	$0.74
Less – Discontinued Operations (Gain) Loss	0.01	—	—
Net Earnings (Loss) from Continuing Operations	0.82	0.43	0.74
Add Back – Net Special Items Expense (Income)	(0.09)	0.35	—
Add Back – Non-Operating Pension Expense	0.07	0.09	0.10
Operating Earnings*	$0.80	$0.87	$0.84

*	Operating Earnings is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense.
Operating Earnings in the first quarter of 2016 totaled $330 million ($0.80 per share) compared with $361 million ($0.87 per share) in the fourth quarter of 2015 and $357 million ($0.84 per share) in the first quarter of 2015.
Quarterly net sales were $5.1 billion in the first quarter of 2016 compared with $5.4 billion in the fourth quarter of 2015 and $5.5 billion in the first quarter of 2015. Year-over-year revenues declined primarily due to the sale of the IP-Sun joint venture in the early fourth quarter of 2015.
Business segment operating profits in the first quarter of 2016 were $497 million, compared with $483 million in the fourth quarter of 2015 and $623 million in the first quarter of 2015.
Free cash flow was $311 million in the first quarter of 2016. Cash from operations was $620 million.

“International Paper delivered a solid first quarter driven by continued strong results from North American Industrial Packaging and improving performance in our papers businesses around the globe,"  said Mark Sutton, Chairman and Chief Executive Officer. "Demand outlook is positive and we remain focused on productivity improvements, allocating capital to high return investments and generating free cash flow. I am confident in our ability to continue to create value through the generation of high returns on capital while returning cash to shareholders."

SEGMENT INFORMATION
The performance of the Company’s business segments is measured quarter to quarter without variations caused by special items, as management focuses on business segment operating profits excluding those items. First quarter 2016 business segment operating profits and business trends compared with the prior quarter are as follows:
Industrial Packaging operating profits in the first quarter of 2016 were $433 million ($396 million including special items) compared with $441 million ($304 million including special items) in the fourth quarter of 2015.  In North America, box shipments were seasonally lower, while export shipments of containerboard recovered from a weak fourth quarter. Modestly lower average sales prices for boxes and domestic containerboard sales were more than offset by favorable input costs for recycled fiber and freight, as well as favorable operating results. Earnings were also impacted by higher planned maintenance outage expenses.
Printing Papers operating profits were $85 million in the first quarter of 2016 versus $144 million in the fourth quarter of 2015. Earnings in North America were mixed, as the Papers business benefited from lower maintenance outage costs and improved operations, but Pulp earnings decreased primarily due to higher outage expenses and other costs associated with the Riegelwood mill conversion as well as lower pricing. In Brazil, seasonally weaker demand was partially offset by increased sales prices in the domestic market.
Consumer Packaging operating profits were $25 million ($16 million including special items) in the first quarter of 2016 compared with $38 million ($35 million including special items) in the fourth quarter of 2015. In North America, higher planned maintenance outage costs and lower volume due to the sale of the Coated Bristols brand had a negative impact on earnings. Foodservice business earnings decreased due to lower volume (including seasonal impacts) and a less profitable mix of products sold.
International Paper recorded Ilim joint venture equity earnings of $62 million in the first quarter of 2016 compared with $34 million in the fourth quarter of 2015. Primarily due to Ilim’s U.S. dollar denominated net debt, the Company recognized a non-cash after-tax foreign exchange gain of $11 million in the first quarter of 2016 ($0.03 per share), compared with an after-tax loss of $19 million in the fourth quarter of 2015 ($0.05 per share). Operational EBITDA for Ilim was lower than in the fourth quarter due to decreased sales volumes and lower export pulp prices, partially offset by improved operating costs.
CORPORATE EXPENSES
Net corporate expenses, excluding non-operating pension expense, for the first quarter of 2016 were $21 million compared with $9 million in the fourth quarter of 2015.
EFFECTIVE TAX RATE
The effective tax rate before special items and non-operating pension expense for the first quarter of 2016 was 33%, compared with an effective tax rate of 32% in the fourth quarter of 2015. The principal reason for the lower rate in the fourth quarter of 2015 is the enactment of Federal income tax legislation, which retroactively restored several expired business tax provisions.
EFFECTS OF SPECIAL ITEMS
Special items in the first quarter of 2016 included a pre-tax loss of $1 million ($1 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $9 million ($6 million after taxes) related to costs associated with the conversion of the Riegelwood, North Carolina facility to 100% pulp production and a pre-tax gain of $8 million ($5 million after taxes) for the sale of our remaining investment in Arizona Chemical. Special items also included a pre-tax charge of $37 million ($34 million after taxes) for an impairment of the assets of our Asia Box business and costs associated with the announced definitive sales agreement, a tax benefit of $57 million associated with the legal restructuring of our Brazil Packaging business and a tax benefit of $14 million related to the closure of a U.S. federal income tax audit.
Special items in the fourth quarter of 2015 included a pre-tax loss of $33 million ($20 million after taxes) for Restructuring and other charges. Included within Restructuring and other charges were a pre-tax charge of $15 million ($9 million after taxes) related to costs associated with the conversion of the Riegelwood, North Carolina mill to 100% pulp production, net pre-tax charges of $15 million ($9 million after taxes) to adjust a legal reserve and pre-tax charges of $3 million ($2 million after taxes) for other items. Special items also included a gain of $12 million (before and after taxes) to reflect the sale of the IP-Sun JV, a charge of $137 million (before and after taxes) for the impairment of the goodwill and other intangible assets of the Company's Brazil Packaging business and a tax expense of $2 million for other items.
There were no special items in the first quarter of 2015.

DISCONTINUED OPERATIONS
Discontinued operations in the first quarter of 2016 includes a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement related to the xpedx business, which was spun-off in the third quarter of 2014.
EARNINGS WEBCAST
The Company will hold a webcast to review earnings at 10:00 a.m. ET / 9:00 a.m. CT today. All interested parties are invited to listen to the webcast live and view the slides to be presented at the webcast via the Company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the presentations page. A replay of the webcast will also be available beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper first quarter earnings call. The conference ID number is 77921774. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (800) 585-8367, and when prompted for the conference ID, enter 77921774.
About International Paper
International Paper (NYSE: IP) is a global leader in packaging and paper with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include industrial and consumer packaging along with uncoated papers and pulp. Headquartered in Memphis, Tenn., the Company employs approximately 55,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2015 were $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and changes in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities; (vi) risks inherent in conducting business through joint ventures; (vii) the successful closing of the sale of our corrugated box business in China and Southeast Asia within the estimated timeframe; and (viii) our ability to achieve the benefits we expect from all strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Jay Royalty, 901-419-1731 and Michele Vargas, 901-419-7287

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,			Three Months Ended December 31,
	2016		2015	2015
Net Sales	$5,110		$5,517	$5,443
Costs and Expenses
Cost of products sold	3,611		3,844	3,765
Selling and administrative expenses	376		406	419
Depreciation, amortization and cost of timber harvested	284		323	314
Distribution expenses	320		357	348
Taxes other than payroll and income taxes	41		44	41
Restructuring and other charges	1	(a)	—	33	(e)
Net (gains) losses on sales and impairment of businesses	37	(b)	—	(12)	(f)
Impairment of goodwill and other intangibles	—		—	137	(g)
Interest expense, net	123		137	133
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	317	(a,b)	406	265	(e-g)
Income tax provision (benefit)	41	(c)	130	120	(h)
Equity earnings (loss), net of taxes	63		35	33
Earnings (Loss) From Continuing Operations	339	(a-c)	311	178	(e-h)
Discontinued operations, net of taxes	(5)	(d)	—	—
Net Earnings (Loss)	334	(a-d)	311	178	(e-h)
Less: Net earnings (loss) attributable to noncontrolling interests	—		(2)	—
Net Earnings (Loss) Attributable to International Paper Company	$334	(a-d)	$313	$178	(e-h)
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.82	(a-c)	$0.74	$0.43	(e-h)
Discontinued operations	(0.01)	(d)	—	—
Net earnings (loss)	$0.81	(a-d)	$0.74	$0.43	(e-h)
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.82	(a-c)	$0.74	$0.43	(e-h)
Discontinued operations	(0.01)	(d)	—	—
Net earnings (loss)	$0.81	(a-d)	$0.74	$0.43	(e-h)
Average Shares of Common Stock Outstanding - Diluted	414.0		423.7	416.3
Cash Dividends Per Common Share	$0.4400		$0.4000	$0.4400
Amounts Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations, net of tax	$339	(a-c)	$313	$178	(e-h)
Discontinued operations, net of tax	(5)	(d)	—	—
Net earnings	$334	(a-d)	$313	$178	(e-h)
The accompanying notes are an integral part of this consolidated statement of operations.

(a)
Includes a gain of $8 million ($5 million after taxes) related to the sale of our investment in Arizona Chemical, and a pre-tax charge of $9 million ($6 million after taxes) for costs associated with the Riegelwood mill conversion to 100% pulp production.

(b)
Includes a pre-tax charge of $37 million ($34 million after taxes) for the impairment of the assets of our Asia corrugated packaging business and costs associated with the announced definitive agreement to sell it.

(c)	Includes a tax benefit of $57 million related to the legal restructuring of our Brazil Packaging business and a tax benefit of $14 million related to the closure of a U.S. federal tax audit.

(d)	Includes a pre-tax charge of $8 million ($5 million after taxes) for a legal settlement associated with the xpedx business.

(e)
Includes a pre-tax charge of $15 million ($9 million after taxes) for a legal reserve adjustment, a pre-tax charge of $15 million ($9 million after taxes) for costs associated with the Riegelwood mill conversion to 100% pulp production and pre-tax charges of $3 million ($2 million after taxes) for other items.

(f)	Includes a gain of $12 million (before and after taxes) related to the sale of our 55% equity share in the IP-Sun JV.

(g)	Includes a charge of $137 million (before and after taxes) related to the impairment of goodwill and a trade name intangible for our Brazil Packaging business.

(h)	Includes a tax expense of $2 million for other items.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Earnings to Net Earnings
Attributable to International Paper Company
Preliminary and Unaudited
(In millions except for per share amounts)

	Three Months Ended March 31,			Three Months Ended December 31,
	2016		2015	2015
Operating Earnings	$330		$357	$361
Non-Operating Pension	(27)		(44)	(36)
Special Items	36	(a)	—	(147)	(c)
Earnings (Loss) from Continuing Operations, including non-controlling interest	339		313	178
Discontinued operations	(5)	(b)	—	—
Net Earnings (Loss) as Reported Attributable to International Paper Company	$334		$313	$178

	Three Months Ended March 31,			Three Months Ended December 31,
Diluted Earnings per Common Share	2016		2015	2015
Operating Earnings Per Share	$0.80		$0.84	$0.87
Non-Operating Pension	(0.07)		(0.10)	(0.09)
Special Items	0.09		—	(0.35)
Continuing Operations	0.82		0.74	0.43
Discontinued operations	(0.01)		—	—
Diluted Earnings per Common Share as Reported	$0.81		$0.74	$0.43
Notes:

(a)	See footnotes (a) - (c) on the Consolidated Statement of Operations

(b)	See footnote (d) on the Consolidated Statement of Operations

(c)	See footnotes (e) - (h) on the Consolidated Statement of Operations

(1)
The Company calculates Operating Earnings by excluding the after-tax effect of non-operating pension expense and items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Industry Segment
Preliminary and Unaudited
(In millions)
Sales by Industry Segment

	Three Months Ended March 31,			Three Months Ended December 31,
	2016		2015	2015
Industrial Packaging	$3,452		$3,553	$3,595
Printing Papers	1,184		1,228	1,296
Consumer Packaging	495		778	556
Corporate and Inter-segment Sales	(21)		(42)	(4)
Net Sales	$5,110		$5,517	$5,443
Operating Profit by Industry Segment
	Three Months Ended March 31,			Three Months Ended December 31,
	2016		2015	2015
Industrial Packaging	$396	(a)	$468	$304	(c)
Printing Papers	85		109	144
Consumer Packaging	16	(b)	46	35	(d)
Operating Profit	497		623	483
Interest expense, net	(123)		(137)	(133)
Noncontrolling interest/equity earnings adjustment (e)	—		1	2
Corporate items, net	(21)		(9)	(9)
Restructuring and other charges	8		—	(18)
Non-operating pension expense	(44)		(72)	(60)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$317		$406	$265
Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes	$62		$39	$34

(a)
Includes a charge of $37 million for the three months ended March 31, 2016 for the impairment of the assets of our corrugated packaging business in Asia and costs associated with the announced definitive agreement to sell it.

(b)	Includes a charge of $9 million for the three months ended March 31, 2016 for costs associated with the Riegelwood mill conversion to 100% pulp production.

(c)	Includes a charge of $137 million for the three months ended December 31, 2015 related to the impairment of goodwill and a trade name intangible for our Brazil Packaging business.

(d)
Includes a gain of $12 million for the three months ended December 31, 2015 to adjust the estimated asset impairment associated with the sale of our 55% equity share in the IP-Sun JV, and a charge of $15 million for the three months ended December 31, 2015 for costs associated with the conversion of the Riegelwood mill to 100% pulp production.

(e)
Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

INTERNATIONAL PAPER COMPANY
Reconciliation of Operating Profit to Operating Profit Before Special Items
(In millions)

	Three Months Ended March 31, 2016
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$433	$85	$25	$543
Special Items (a)	(37)	—	(9)	(46)
Operating Profit as Reported	$396	$85	$16	$497

	Three Months Ended March 31, 2015
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$468	$109	$46	$623
Special Items	—	—	—	—
Operating Profit as Reported	$468	$109	$46	$623

	Three Months Ended December 31, 2015
	Industrial Packaging	Printing Papers	Consumer Packaging	Total
Operating Profit Before Special Items	$441	$144	$38	$623
Special Items (b)	(137)	—	(3)	(140)
Operating Profit as Reported	$304	$144	$35	$483

(a)	See footnote (a) - (b) on Sales and Earnings by Industry Segment

(b)	See footnotes (c) - (d) on Sales and Earnings by Industry Segment

(1) The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (c)	2,519	2,500	2,567
Containerboard	740	774	735
Recycling	607	590	591
Saturated Kraft	47	37	44
Gypsum /Release Kraft	46	36	46
Bleached Kraft	6	5	6
EMEA Packaging (c)	374	347	378
Asian Box (c)	103	102	119
Brazilian Packaging (c)	77	81	87
Industrial Packaging	4,519	4,472	4,573
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	475	466	475
European & Russian Uncoated Papers	373	380	383
Brazilian Uncoated Papers	254	235	342
Indian Uncoated Papers	63	64	59
Uncoated Papers	1,165	1,145	1,259
Market Pulp (b)	405	417	445
Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	308	338	345
European Coated Paperboard	94	99	97
Asian Coated Paperboard (d)	—	304	—
Consumer Packaging	402	741	442

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Includes North American, European and Brazilian volumes and internal sales to mills.
(c) Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.
(d) Includes sales volumes through the date of sale in October 2015.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2016	December 31, 2015
Assets
Current Assets
Cash and Temporary Investments	$1,155	$1,050
Accounts and Notes Receivable, Net	2,641	2,675
Inventories	2,217	2,228
Deferred Income Tax Assets	295	312
Assets held for sale	216	—
Other	268	212
Total Current Assets	6,792	6,477
Plants, Properties and Equipment, Net	12,037	11,980
Forestlands	399	366
Investments	287	228
Financial Assets of Special Purpose Entities	7,019	7,014
Goodwill	3,354	3,335
Deferred Charges and Other Assets	1,155	1,187
Total Assets	$31,043	$30,587
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$551	$426
Accounts Payable and Accrued Liabilities	3,449	3,498
Liabilities held for sale	98	—
Total Current Liabilities	4,098	3,924
Long-Term Debt	8,824	8,900
Nonrecourse Financial Liabilities of Special Purpose Entities	6,279	6,277
Deferred Income Taxes	3,277	3,231
Pension Benefit Obligation	3,533	3,548
Postretirement and Postemployment Benefit Obligation	338	364
Other Liabilities	434	434
Equity
Invested Capital	(566)	(765)
Retained Earnings	4,800	4,649
Total Shareholders’ Equity	4,234	3,884
Noncontrolling interests	26	25
Total Equity	4,260	3,909
Total Liabilities and Equity	$31,043	$30,587

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net earnings (loss)	$334	$311
Depreciation, amortization and cost of timber harvested	284	323
Deferred income tax expense (benefit), net	(37)	(3)
Restructuring and other charges	1	—
Net (gains) losses on sales and impairments of businesses	37	—
Equity (earnings) loss, net	(63)	(35)
Periodic pension expense, net	91	122
Other, net	27	76
Changes in current assets and liabilities
Accounts and notes receivable	(7)	(76)
Inventories	(9)	(81)
Accounts payable and accrued liabilities	(26)	(14)
Interest payable	32	19
Other	(44)	(4)
Cash Provided By (Used For) Operations	620	638
Investment Activities
Invested in capital projects	(309)	(319)
Proceeds from sale of fixed assets	8	9
Other	(63)	(67)
Cash Provided By (Used For) Investment Activities	(364)	(377)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(131)	(139)
Issuance of common stock	—	2
Issuance of debt	467	40
Reduction of debt	(322)	(280)
Change in book overdrafts	3	—
Dividends paid	(181)	(169)
Cash Provided By (Used for) Financing Activities	(164)	(546)
Cash Included in Assets Held for Sale	(12)	—
Effect of Exchange Rate Changes on Cash	25	(20)
Change in Cash and Temporary Investments	105	(305)
Cash and Temporary Investments
Beginning of the period	1,050	1,881
End of the period	$1,155	$1,576

INTERNATIONAL PAPER COMPANY
Reconciliation of Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2016	2015
Cash provided by operations	$620	$638
Adjustments:
Cash invested in capital projects	(309)	(319)
Free Cash Flow	$311	$319